Exhibit 99.1

   Renhuang's New Ginseng Ointment Product Receives Great Interest
               at Recent Promotional Meetings in China


    HARBIN, China--(BUSINESS WIRE)--Feb. 5, 2007--Renhuang Pharmaceuticals, Inc. (or "the Company", Stock symbol: RHGP.OB), a leading provider of natural health care products in the People's Republic of China (PRC), recently held new product promotion meetings in Xinjiang province and Sichuan province separately to introduce and showcase the Company's newly launched product - Ginseng Ointment. A total of more than 200 people representing pharmaceutical companies and distributors from the two provinces, independent local sales agents and contractors, representatives from the media and advertising agencies attended the events. As a new product with both bio-nutritional and bio-pharmaceutical value, Ginseng Ointment received great interest from the meeting participants. Renhuang believes that the interest showed at the meetings is likely to result in a significant amount of purchasing orders shortly.

    The Company launched Ginseng Ointment recently in early December, 2006 after it had been approved by the State Food and Drug Administration, P.R. China (SFDA). The complex formula developed in-house is based on an ancient Chinese medical tradition and consists of effective components from Ginseng and various herbal plants and animals. The health benefits of this bio-medicine include enhancing energy and blood circulation, improving metabolism and the immune system, and also helping improve liver and kidney function.

    This product is a direct result of the Company's Research & Development efforts, broadens the company's offering in bio-pharmaceutical products, and complements Renhuang's main Siberian Ginseng product line. The main target group is men and women between the ages of 20 and 50 with higher than average income. The Company estimates that sales of the new product could reach $10 million dollars in 2007 with a projected net profit of $5 million dollars.

    About Renhuang Pharmaceuticals, Inc.:

    Renhuang Pharmaceuticals is a leading bio-pharmaceutical company located in Harbin in the Heilongjiang Province in Northeast China. Renhuang is primarily engaged in the research, production, and sales of bio-pharmaceutical products in Mainland China. The Company's main products are Siberian ginseng, shark liver oil and several other traditional medical products. It is estimated that 70% of China's natural supply of Siberian Ginseng is currently controlled by the Company.

    The company also anticipates approval within six to nine months by State Food and Drug Administration ("SFDA") for up to five of its new Monoclonal Antibody Reagent Box series products. These products are 60% more reliable than those from its competitors and also adhere to "Good Manufacturing Practices", or "GMP". Moreover, the company is in the process of building its own immune system research and development function. Overall, the company is able to achieve significant cost savings compared to most of its competitors, who purchase their raw materials from third parties.

    Over 2000 sales agents are employed in seventy sales centers across twenty-four districts and cover over 50% of the greater China area and 80% of its population, including the most populous and developed Eastern China. The Company employs over 50 people in its R&D department, a number of which are well recognized and respected pharmaceutical professors and research scientists from National Navy Pharmaceutical Research Center, Beijing Ellionbio Research Center and other well known institutions. State of the art research and production facilities using the latest technologies are currently used by the Company's scientists to develop new and innovative areas, including antiseptic and immune system products and Diagnostic kits. RHGP-G

    Safe Harbor Statement

    This press release contains certain statements that may include 'forward-looking statements' as defined in the Securities Act of 1933, and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are 'forward-looking statements.' Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

    The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.


    CONTACT: Christensen
             Tip Fleming, 917-412-3333
             tfleming@christensenir.com
             or
             In China:
             Renhuang Pharmaceuticals Inc
             Gina Gao, 0086-451-57620378
             Fax: 0086-451-57606414
             gs@renhuang.com